Exhibit 99.1

News Release

Newell Brands Announces Agreement to Sell Tools Brands

to Stanley Black & Decker

Hoboken, NJ, October 12, 2016 – Newell Brands Inc. (NYSE: NWL) announced today it has entered into a definitive agreement to sell its Tools business, including the Irwin®, Lenox® and Hilmor® brands, to Stanley Black & Decker. This agreement has been reached in the context of a series of strategic changes announced last week related to the company’s new corporate strategy.

“Newell Brands’ new strategic plan establishes a sharp set of portfolio choices and investment priorities that will focus resources on the businesses with the greatest potential for growth,” said Michael Polk, Newell Brands Chief Executive Officer. “The actions we are taking will strengthen the underlying performance of the company and help unlock the unique opportunity for transformative value creation connected to the combination of Newell Rubbermaid and Jarden Corporation. While our Tools brands have been very good contributors to our results, we believe they will benefit from being part of Stanley Black & Decker, a global leader in the tools category.”

Gross proceeds from the divestiture are expected to be $1.95 billion, which includes retained accounts receivable, subject to customary working capital and transaction adjustments. Net sales for the divested business were approximately $760 million for the last twelve months. The transaction is expected to close in the first half of 2017, subject to certain customary conditions, including regulatory approvals. Proceeds will be primarily used to pay down debt in furtherance of the company’s stated goal of achieving a leverage ratio of 3 to 3.5 times EBITDA by the end of 2018. If the transaction were to be completed on December 31, 2016, the company would expect normalized EPS dilution of approximately $0.15 on an annualized basis after the benefit of short term cost actions and lower interest expense related to accelerated debt repayment. J.P. Morgan acted as financial advisor to Newell Brands on the transaction.

As previously announced, as the result of a recently completed strategic review of its portfolio, Newell Brands has taken the decision to hold a number of other businesses for sale including its two winter sports units, Völkl® and K2®, within the Outdoor Solutions Segment, its Heaters, Humidifiers, and Fans business within the Consumer Solutions Segment and the Rubbermaid® Consumer Storage business within the Home Solutions segment. Newell Brands will retain its Dymo® Industrial labeling business within the reported Tools segment. The total 2015 net sales of the remaining businesses held for sale is approximately $700 million. Sales processes are underway and the company hopes to complete the divestiture of the remaining assets held for sale within the first half of 2017.

About Newell Brands

Newell Brands (NYSE: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Paper Mate®, Sharpie®, Dymo®, EXPO®, Parker®, Elmer’s®, Coleman®, Jostens®, Marmot®, Rawlings®, Oster®, Sunbeam®, FoodSaver®, Mr. Coffee®, Rubbermaid Commercial Products®, Graco®, Baby Jogger®, NUK®, Calphalon®, Rubbermaid®, Contigo®, First Alert®, Waddington and Yankee Candle®. For hundreds of millions of consumers, Newell Brands makes life better every day, where they live, learn, work and play.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Forward-Looking Statements

This news release contains forward-looking information based on management’s current views and assumptions, including statements regarding the expected benefits of the Tools transaction, the expected financial impact of the Tools transaction, the expected timing of the Tools transaction, and the status and expected timing of its other proposed divestitures. Actual events may differ materially. Factors that may affect actual results include, but are not limited to, our ability to execute upon our portfolio management strategies, whether and when the required regulatory approvals for the Tools transaction will be obtained,

221 River Street	NYSE: NWL
Hoboken, NJ 07030	www.newellbrands.com
+1 (770) 418-7000		1

News Release

whether and when the closing conditions will be satisfied and whether and when the Tools transaction will close, the ability of Newell Brands to execute on the    results of its recently completed strategic review of its portfolio, whether and when Newell Brands’ proposed divestitures will sign and close and the risks associated with strategic acquisitions and divestitures. Please refer to the cautionary statements set forth in the “Forward-Looking Statements” section of the Company’s most recently filed Quarterly Report on Form 10-Q as well as other factors listed in our filings with the SEC (including the information set forth under the caption “Risk Factors” in Newell Brands’ Annual Report on Form 10-K) for other factors that could affect our business.

Investor Contact:	Media Contacts:
Nancy O’Donnell	Tom Sanford	Liz Cohen
Vice President, Investor Relations	Vice President, Global Communications	Weber Shandwick
+1 (770) 418-7723	+1 (973) 600-3880	+1 (212) 445-8044
nancy.odonnell@newellco.com	tom.sanford@newellco.com	liz.cohen@webershandwick.com

221 River Street	NYSE: NWL
Hoboken, NJ 07030	www.newellbrands.com
+1 (770) 418-7000		2